SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 22, 2003

Citizens First Bancorp, Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-32041 (Commission File Number)	34-3573582 (IRS Employer Identification No.)

525 Water Street, Port Huron, Michigan (Address of principal executive offices)	48060 Zip Code)

Registrant’s telephone number, including area code: (810) 987-8300

Not Applicable
(Former name or address, if changed since last report.)

Signature
Exhibit Index
EX-2 Agreement and Plan of Merger
EX-99.1 Text of Press Release
EX-99.2 Investor Presentation Materials

Item 5. Other Events

Citizens First Bancorp, Inc. (the “Company”) executed an Agreement and Plan of Merger (the “Agreement”) with Metro Bancorp, Inc. (“Metro Bancorp”) dated May 21, 2003, pursuant to which the Company will acquire Metro Bancorp. Under the terms of the Agreement, shareholders of Metro Bancorp will receive $711.73 for each common share of Metro Bancorp outstanding on the effective date of the Acquisition (the “Acquisition”).

The Company is a unitary savings and loan holding company headquartered in Port Huron, Michigan. Metro Bancorp is a registered bank holding company headquartered in Farmington Hills, Michigan.

The Acquisition is subject to approval by the shareholders of Metro Bancorp and is subject to certain regulatory approvals.

Following the Acquisition, and upon the receipt of all necessary regulatory approvals, Metro Bancorp’s wholly owned subsidiary, Metrobank will be operated as a wholly owned subsidiary of the Company.

This current report on Form 8-K, including the press release and investor materials, contains forward-looking statements that involve risk and uncertainty. It should be noted that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the combined company’s forward-looking statements.

The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the combined company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the combined company of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer business requirements, legislation, acquisition cost savings and revenue enhancements and similar matters. Readers of this report are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Exhibits.

2.          Agreement and Plan of Merger (excluding exhibits) dated May 22, 2003.

99.1          Text of Press Release, dated May 22, 2003, issued by the Company and Metro Bancorp.

99.2          Investor presentation materials used by the Company and on May 22, 2003.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Citizens First Bancorp, Inc.

Dated: May 22, 2003	/s/ Marshall J. Campbell

By: Marshall J. Campbell President, Chairman and CEO

Exhibit Index

Exhibit	Description

2.	Agreement and Plan of Merger (excluding exhibits) dated May 22, 2003.

99.1	Text of Press Release, dated May 22, 2003, issued by the Company and Metro Bancorp.

99.2	Investor presentation materials used by the Company and on May 22, 2003.